Exhibit 99.2

AMD Reports Annual and Fourth Quarter 2011 Results – CFO Commentary

January 24, 2012

A reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

2011 Annual Results

•	AMD revenue $6.57 billion, flat year-over-year

•	Net income of $491 million, EPS $0.66, operating income $368 million

•	Non-GAAP net income $374 million, EPS $0.50, operating income $524 million

•	Gross margin 45%

2011 Commentary

AMD executed well to our 2011 financial model, while strengthening our balance sheet and implementing efficiencies across the company’s operations.

2011 highlights:

•	Strengthened balance sheet by reducing debt to $2.02 billion, down by $200 million in principal value from a year ago.

•	Achieved 2011 financial goals:

•	Gross Margin of 45%, within guided range of 44-48%

•	R&D was 22% of revenue, within guided range of 19-22%

•	SG&A was 15% of revenue, within guided range of 13-16%

•	Achieved positive non-GAAP operating income.

•	Improved non-GAAP adjusted free cash flow to $528 million, as compared to $355 million in 2010.

In addition, AMD achieved several notable records and accomplishments:

•	AMD shipped more than 100 million DirectX 11 graphics cores (GPUs and APUs).

•	AMD shipped more than 30 million APUs to date, and Brazos is the most successful platform in AMD’s history.

•	All-time record for client microprocessor annual revenue and 9% growth year-over-year.

AMD Q4-11 CFO Commentary	Page 1	January 24, 2012

•	All-time record for mobile microprocessor annual revenue and 15% year-over-year.

•	All-time record for chipset annual revenue and 20% growth year-over-year.

•	All-time record for mobile GPU annual revenue and 13% growth year-over-year.

•	All-time record for professional graphics annual revenue and 36% growth year-over-year.

Fourth Quarter 2011 Results

•	AMD revenue $1.69 billion, flat sequentially and up 2% year-over-year

•	Net loss of $177 million, loss per share of $0.24, operating income $71 million

•	Non-GAAP net income $138 million, EPS $0.19, operating income $172 million

•	Gross margin 46%

Q4 2011 Commentary

Revenue was $1.69 billion, flat sequentially. Sequential revenue growth in the Computing Solutions segment of 2% was offset by a 5% revenue decline in the Graphics segment.

Gross margin was 46%, up one percentage point quarter-over-quarter primarily due to a seasonal increase in game console revenue and improved GPU product mix.

Operating expenses were $601 million, less than guided primarily due to higher than expected operational savings associated with the restructuring plan and operational improvements implemented in the fourth quarter. We saw an immediate effect from these actions, reducing costs by $14 million and improving earnings per share by 2 cents in the quarter. We expect 2012 savings associated with the restructuring plan and additional operational efficiencies to be more than $200 million, which we expect to use primarily to fund future strategic growth initiatives.

•	R&D was $358 million, 21% of net revenue

•	SG&A was $243 million, 14% of net revenue

Non-GAAP net income was $138 million and non-GAAP operating income was $172 million.

To derive non-GAAP net income, we excluded the impact of:

•

A non-cash impairment[1] charge of approximately $209 million on AMD’s investment in GLOBALFOUNDRIES (GF). The impairment charge was recorded based on the difference between the carrying value and the fair value of the investment as of December 31, 2011;

AMD Q4-11 CFO Commentary	Page 2	January 24, 2012

•	A restructuring charge of $98 million primarily associated with the restructuring plan announced on November 3, 2011;

•	A $4 million loss from discontinued operations, which represents a payment to Broadcom Corporation related to the sale of AMD’s Digital Television business unit which occurred in 2008;

•	Amortization of acquired intangible assets of $3 million, and;

•	A loss of $1 million in connection with the repurchase of $50 million principal value of our 6.00% Convertible Senior Notes due 2015 (6.00% Notes).

To derive non-GAAP operating income, we excluded the impact of:

•	A restructuring charge of $98 million, and

•	Amortization of acquired intangible assets of $3 million.

Interest expense increased by $1 million compared to the prior quarter.

In total, we repurchased $200 million of the 6.00% Notes in 2011, which will result in approximately $3 million in quarterly interest savings moving forward.

Non-GAAP EPS was $0.19, calculated using 740 million fully diluted shares.

Adjusted EBITDA was $260 million, up $21 million from the prior quarter due to higher non-GAAP operating income driven by improved gross margin and lower operating expenses.

Q4 2011 Segment Results – Computing Solutions

Computing Solutions segment revenue was $1.3 billion, up 2% sequentially driven by double digit growth in Server and Chipset revenue.

•

Server revenue experienced growth for the second quarter in a row, driven by a sequential increase in unit shipments, primarily due to the ramp of AMD Opteron 6200 Series. The strong sequential unit growth was partially offset by single-digit server ASP decline. AMD Opteron 6200 Series now account for more than one third of total AMD server processor shipments and server processor revenue.

•	Chipset revenue increased due to unit growth, resulting in quarterly record revenue.

•	We achieved quarterly record client revenue driven by an increase in supply of Llano APUs.

•	In Q4 2011, APUs accounted for nearly 100% of mobile microprocessors shipped, and more than 60% of total client microprocessors shipped.

•	Microprocessor ASP increased sequentially due to an increase in mobile microprocessor ASP and an increase in server units shipped.

AMD Q4-11 CFO Commentary	Page 3	January 24, 2012

Computing Solutions operating income was $165 million, up $16 million from the previous quarter, primarily due to lower operating expenses and an increase in server units shipped.

Q4 2011 Segment Results – Graphics

Graphics segment revenue was $382 million, down 5% compared to the prior quarter mainly due to a decline in mobile GPU units shipments, partially offset by a seasonal increase in game console revenue.

•	Mobile and desktop GPU revenues declined due to seasonality;

•	GPU ASP increased due to product mix.

Graphics segment operating income was $27 million, up $15 million from the prior quarter primarily due to higher game console revenue and higher GPU ASP.

Balance Sheet

Our cash, cash equivalents and marketable securities, including long term marketable securities, at the end of the quarter was $1.91 billion, up $57 million compared to the end of the third quarter of 2011.

Accounts Receivable at the end of the quarter was $919 million, up $11 million compared to the end of the third quarter of 2011.

Inventory was $476 million exiting the quarter, down $64 million from the prior quarter due to a decline in GPU inventory driven by a transition to the newly launched 28nm products late in the quarter.

Debt as of the end of the quarter was $2.02 billion.

Non-GAAP free cash flow was $100 million.

AMD’s ownership in GLOBALFOUNDRIES (GF)

AMD’s ownership interest in GF on a fully diluted basis decreased to approximately 8.8% as of the conclusion of the fourth quarter.

AMD’s investment balance in GF in Q4 2011 was reduced to $278 million from $486 million in Q3 2011. In Q4 2011, AMD recorded a non-cash impairment1 charge of approximately $209 million on our investment in GF. The impairment charge was recorded based on the difference between the carrying value and the fair value of the investment as of December 31, 2011.

AMD Q4-11 CFO Commentary	Page 4	January 24, 2012

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended October 1, 2011.

Q1 2012:

•	AMD expects revenue to decrease eight percent, plus or minus three percent, sequentially for the first quarter of 2012.

•	Operating expenses are expected to be approximately $590 million.

•	Gross margin is expected to be approximately 45 percent as we approach concluding our GLOBALFOUNDRIES Wafer Supply Agreement renegotiations.

***********************************************

For more information, contact:

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contacts:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Irmina Blaszczyk

408-749-3398

irmina.blaszczyk@amd.com

***********************************************

Notes

1. During the fourth fiscal quarter of 2011, we recorded a non-cash impairment charge of approximately $209 million on our investment in GF. The impairment charge was recorded based on the difference between the carrying value and the fair value of the investment as of December 31, 2011. The fair value of our GF investment was determined by a valuation analysis of GF’s Class A Preferred Shares, which we performed in the fourth fiscal quarter of 2011. The valuation was performed in the fourth quarter as we reviewed indications of impairment, including revised financial projections which we received from GF. As these are long range projections, we concluded the decline in fair value is other than temporary.

AMD Q4-11 CFO Commentary	Page 5	January 24, 2012

Non-GAAP Measures:

To supplement the Company’s financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures, including for non-GAAP net income excluding GLOBALFOUDNRIES (GF) related items, non-GAAP net income, non-GAAP operating income, non-GAAP earnings per share, Adjusted EBITDA, and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company provided Adjusted EBITDA and non-GAAP adjusted free cash flow as supplemental measures of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, for the fourth quarter of 2011 and fiscal 2011 the Company included an adjustment for restructuring charges and reversals, net; for the fourth quarter of 2010 and fiscal 2010, the Company also included an adjustment related to its legal settlement with Samsung; and for fiscal 2011, the Company also included an adjustment related to a payment to GF. The Company calculates and communicates Adjusted EBITDA in the financial schedules because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

Starting in the first quarter of 2010, the Company also presents non-GAAP adjusted free cash flow in the earnings release as a supplemental measure of its performance. In 2008 and 2009, the Company and certain of its subsidiaries (collectively, the “AMD Parties”) entered into supplier agreements with IBM Credit LLC and certain of its subsidiaries (collectively, the “IBM Parties”). Pursuant to these supplier agreements, the AMD Parties sold to the IBM Parties invoices of selected distributor customers. Because the Company does not recognize revenue until its distributors sell its products to their customers, under GAAP, the Company classified funds received from the IBM Parties as debt on the balance sheet. Moreover, for cash flow purposes, these funds were classified as cash flows from financing activities. When a distributor paid the applicable IBM Party, the Company reduced the distributor’s accounts receivable and the corresponding debt resulting in a non-cash accounting entry. Because the Company did not receive the cash from the distributor to reduce the accounts receivable, the distributor’s payment was never reflected in the Company’s cash flows from operating activities. Non-GAAP adjusted free cash flow for the Company was determined by adding the distributors’ payments to the IBM Parties to GAAP net cash provided by (used in) operating activities. This amount was then further adjusted by subtracting capital expenditures. Generally, under GAAP, the reduction in accounts receivable is assumed to be a source of operating cash flows. Therefore, the Company believes that treating the payments from its distributor customers to the IBM Parties as if the Company actually received the cash from the distributor and then used that cash to pay down the debt is more reflective of the economic substance of the transaction. On February 11, 2011, the Company terminated its supplier agreements with IBM Parties. As a result, during the third quarter of 2011, there were no outstanding invoices related to the financing arrangement with the IBM Parties, and starting from the fiscal third quarter of 2011, the Company no longer makes any adjustments for distributor payments to the IBM Parties to its GAAP net cash provided by (used in) operating activities when calculating non-GAAP adjusted free cash flow. The Company calculates and communicates non-GAAP adjusted free cash flow in the financial schedules because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP adjusted free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP adjusted free cash flow as an alternative to GAAP liquidity measures of cash flows from operating or financing activities. The Company has provided reconciliations within the press release and financial schedules of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

AMD Q4-11 CFO Commentary	Page 6	January 24, 2012

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

Non-GAAP Reconciliation:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(Millions except per share amounts)	Q4-11		Q3-11		Q4-10		2011		2010
GAAP net income (loss) / Earnings (loss) per share	$(177)	$(0.24)	$97	$0.13	$375	$0.50	$491	$0.66	$471	$0.64
Gross margin benefit due to deconsolidation of GLOBALFOUNDRIES	—	—	—	—	—	—	—	—	69	0.09
Deconsolidation gain on the fair value assessment of investment in GLOBALFOUNDRIES	—	—	—	—	—	—	—	—	325	0.44
Equity income (loss) and dilution gain in investee, net	—	—	—	—	27	0.05	492	0.66	(462)	(0.63)
Payment to GLOBALFOUNDRIES	—	—	—	—	—	—	(24)	(0.03)	—	—
Impairment of investment in GLOBALFOUNDRIES	(209)	(0.28)	—	—	—	—	(209)	(0.28)	—	—
Non-GAAP net income excluding GLOBALFOUNDRIES related items	32	0.04	97	0.13	348	0.47	232	0.31	539	0.73
Amortization of acquired intangible assets	(3)	—	(8)	(0.01)	(11)	(0.01)	(29)	(0.04)	(61)	(0.08)
Legal settlement	—	—	—	—	283	0.39	(5)	(0.01)	283	0.39
Income tax related to legal settlement	—	—	—	—	(47)	(0.06)	—	—	(47)	(0.06)
Gain on investment sale	—	—	—	—	17	0.02	—	—	24	0.03
Loss on debt repurchase	(1)	—	(5)	(0.01)	—	—	(6)	(0.01)	(24)	(0.03)
Restructuring (charges) reversals, net	(98)	(0.13)	—	—	—	—	(98)	(0.13)	4	0.01
Loss from discontinued operations*	(4)	(0.01)	—	—	—	—	(4)	(0.01)	—	—
Non-GAAP net income / Earnings per share	$138	$0.19	$110	$0.15	$106	$0.14	$374	$0.50	$360	$0.49
*	Loss on discontinued operations consists of charges from Broadcom related to the sale of the DTV division which occurred in 2008.

AMD Q4-11 CFO Commentary	Page 7	January 24, 2012

Reconciliation of GAAP to Non-GAAP Operating Income

(Millions)	Q4-11	Q3-11	Q4-10	2011	2010
GAAP operating income	$71	$138	$413	$368	$848
Gross margin benefit due to the deconsolidation of GLOBALFOUNDRIES	—	—	—	—	69
Payment to GLOBALFOUNDRIES	—	—	—	(24)	—
Amortization of acquired intangible assets	(3)	(8)	(11)	(29)	(61)
Legal settlement	—	—	283	(5)	283
Restructuring (charges) reversals, net	(98)	—	—	(98)	4
Non-GAAP operating income	$172	$146	$141	$524	$553

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q4-11	Q3-11	Q4-10	2011	2010
GAAP Gross Margin	$773	$756	$743	$2,940	$2,961
GAAP Gross Margin %	46%	45%	45%	45%	46%
Gross margin benefit due to the deconsolidation of GLOBALFOUNDRIES	—	—	—	—	69
Payment to GLOBALFOUNDRIES	—	—	—	(24)	—
Legal settlement	—	—	—	(5)	—
Non-GAAP Gross Margin	$773	$756	$743	$2,969	$2,892
Non-GAAP Gross Margin %	46%	45%	45%	45%	45%

AMD reconciliation of GAAP operating income to Adjusted EBITDA

(Millions)	Q4-11	Q3-11	Q4-10	2011	2010
GAAP operating income	$71	$138	$413	$368	$848
Payments to GLOBALFOUNDRIES	—	—	—	24	—
Legal settlement	—	—	(283)	5	(283)
Depreciation and amortization	67	71	78	288	322
Employee stock-based compensation expense	21	22	22	90	87
Amortization of acquired intangible assets	3	8	11	29	61
Restructuring charges (reversals), net	98	—	—	98	(4)
Adjusted EBITDA	$260	$239	$241	$902	$1,031

Non-GAAP adjusted free cash flow reconciliation

(Millions)	Q4-11	Q3-11	Q4-10	2011	2010
GAAP net cash provided by (used in) operating activities	$187	$189	$(213)	$382	$(412)
Non-GAAP adjustment	—	—	262	396	915
Non-GAAP net cash provided by operating activities	187	189	49	778	503
Purchases of property, plant and equipment	(87)	(58)	(38)	(250)	(148)
Non-GAAP adjusted free cash flow	$100	$131	$11	$528	$355

AMD Q4-11 CFO Commentary	Page 8	January 24, 2012

Cautionary Statement

This document contains forward-looking statements concerning AMD, our financial outlook for the first quarter of 2012, including our first quarter 2012 revenue, operating expenses and gross margin; our restructuring plan implemented in the fourth quarter of 2011, the anticipated operational savings resulting from the restructuring, implementation of efficiencies, and our plans for reinvesting these savings, future quarterly interest savings, and our ability to successfully conclude our negotiations with GLOBALFOUNDRIES with respect to an amendment to the wafer supply agreement, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; GLOBALFOUNDRIES will be unable to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will under-utilize its commitment with respect to GLOBALFOUNDRIES’ microprocessor manufacturing facilities; the company will be unable to transition its products to advanced manufacturing process technologies in a timely and effective way; global business and economic conditions will not continue to improve or will worsen resulting in lower than currently expected demand; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; customers stop buying the company’s products or materially reduce their demand for its products; the company will require additional funding and may not be able to raise funds on favorable terms or at all; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; and the company will be unable to maintain the level of investment in research and development that is required to remain competitive. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended October 1, 2011.

AMD Q4-11 CFO Commentary	Page 9	January 24, 2012